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EXHIBIT 5
                                OPINION OF COUNSEL

August 12, 2002

Uni-Marts, Inc.
477 East Beaver Avenue
State College, PA  16801-5690

	Re:	FORM S-8 REGISTRATION STATEMENT COVERING SECURITIES
		ISSUABLE UNDER THE UNI-MARTS, INC.
		1996 EQUITY COMPENSATION PLAN

Ladies and Gentlemen:

We have acted as counsel to Uni-Marts, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act") and relating to 750,000 shares (the "Shares") of the Company's Common Stock, $0.10 par value per share (the "Common Stock"). The Shares covered by this Registration Statement will be issued pursuant to the Uni-Marts, Inc. 1996 Equity Compensation Plan
(the "Plan").

We have examined the Registration Statement and such corporate records, statutes and other documents, as we have deemed relevant in rending this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of documents submitted to us as originals and the conformity with originals of documents submitted to us as copies thereof.

Based on the foregoing, it is our opinion that Shares originally issued by the Company to participants in the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius, LLP

MORGAN, LEWIS & BOCKIUS, LLP